Exhibit 99.1

For Immediate Release: July 25, 2007	NEWS RELEASE

Telkonet in Compliance with AMEX Listing
Requirements; Receives Warning Letter from AMEX

Germantown, MD, Telkonet, Inc. (AMEX: TKO), the leader in providing in-building broadband access over existing electrical wiring, today announced that it received correspondence from the American Stock Exchange (AMEX) indicating that it has resolved the continued listing deficiencies referenced in the AMEX’s letter, dated April 17, 2007. After reviewing the Company’s Plan of Compliance, which was submitted to AMEX on May 1, 2007, AMEX determined that the Company has taken appropriate action to bring it into compliance with Section 120 and 121(A) of the AMEX Company Guide.

However, after reviewing publicly available information and information provided by the Company, AMEX determined that the Company violated certain of AMEX’s corporate governance standards in connection with certain stock option grants made during fiscal years 2005 and 2006. In particular, AMEX concluded that during this time period, the Company made certain stock option grants that were not in accordance with the requirements of the Company’s shareholder approved Stock Incentive Plan. As a result, AMEX determined that the Company violated the AMEX shareholder approval requirements as set forth in Section 711 of the AMEX Company Guide, since the grants in question were not consistent with the Stock Incentive Plan as approved by the shareholders. AMEX noted in its correspondence that, for each of 33 separate stock option grants aggregating 1,550,000 shares of the Company’s common stock, the strike price of the option was less than the closing share price on the date of the grant in violation of the Stock Incentive Plan. AMEX also concluded that the Company did not properly account for the stock options granted at below fair market value and, therefore, did not present its financial statements in accordance with United States Generally Accepted Accounting Principles as required by Sections 134 and 1101 of the AMEX Company Guide. Based on the foregoing, AMEX determined that it was appropriate to issue the Company a Warning Letter in accordance with Section 1009 of the AMEX Company Guide.

Subsequent to the grants in question and prior to AMEX’s inquiry, the Company took remedial action to correct its deficient stock option granting procedure, including adopting formal measures to ensure the proper segregation of duties with respect to the granting, notification, approval and distribution of stock option grants under the Stock Incentive Plan on a going-forward basis. The Company also reviewed each stock option award granted during the periods in question with its independent auditors and concluded that the failure to properly account for these grants did not have a material impact on the Company’s financial statements during the affected periods and a restatement of the Company’s financial statements is not warranted.

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Contact: Michael Porter President Porter, LeVay & Rose, Inc. 212.564.4700 mike@plrinvest.com www.plrinvest.com Adam Mazur Rubenstein Public Relations 212-843-8073 amazur@rubensteinpr.com

After considering the foregoing remedial actions taken, and analyses performed by the Company, AMEX decided not to apply the continued listing evaluation and follow-up procedures specified in Section 1009 of the AMEX Company Guide. Therefore, AMEX will not seek to delist the Company from the AMEX nor will it require the Company to submit a Plan of Compliance with respect to the matters addressed in the Warning Letter.

About Telkonet
Telkonet develops and markets technology for the high-speed transmission of secure voice, video and data communications over in-premise and shipboard electrical wiring. The revolutionary Telkonet iWire System utilizes proven powerline communications (PLC) technology to deliver commercial high-speed broadband access from an IP "platform" that is easy to deploy, reliable and cost-effective by leveraging a building's existing electrical infrastructure. Telkonet's products are designed for use in commercial and residential applications, including multi-dwelling units and the hospitality and government markets. Applications supported by the Telkonet "platform" include but are not limited to: VoIP telephones, Internet connectivity, local area networking, video teleconferencing, IP surveillance and a host of other IT services. For more information, please visit www.telkonet.com.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).